Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES First QUARTER 2026 RESULTS

VERO BEACH, Fla. (April 23, 2026) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended March 31, 2026.

First Quarter 2026 Results

●	Net loss of $(20.0) million, or $0.11 per common share, which consists of:
●	Net interest income of $57.1 million, or $0.30 per common share
●	Total expenses of $7.4 million, or $0.04 per common share
●	Net realized and unrealized losses of $69.6 million, or $0.37 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	First quarter dividends declared and paid of $0.36 per common share
●	Book value per common share of $7.08 at March 31, 2026
●	Total return of (1.33)%, comprised of $0.36 dividend per common share and $0.46 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Orchid maintained a strong liquidity position of $759.0 million in cash and cash equivalents and unpledged securities, or approximately 55% of stockholders' equity as of March 31, 2026
●	Borrowing capacity in excess of March 31, 2026 outstanding repurchase agreement balances of $10.9 billion, spread across 28 active lenders
●	Company to discuss results on Friday, April 24, 2026, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the first quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “On February 28, 2026, the markets turned sharply when war broke out in the Middle East after Israel and the United States attacked Iran. Up to that point, the Agency RMBS market was performing very well, the catalyst being a pronouncement by President Trump on January 8, 2026 that the GSEs would seek to buy $200 billion of Agency RMBS in an effort to drive mortgage rates down and the affordability of housing higher. Interest rate volatility continued to decline, as it has since April of 2025, supportive of the sector as well.  Away from the mortgage market, there were troubling signs in the economy as private credit concerns mounted, artificial intelligence began to emerge as a significant threat to software developers and many tech firms, previously the leaders of market performance over the last year or so, sold off dramatically.  Interest rates, particularly the 10-year U.S. Treasury, declined in yield over the course of February, falling below 4% and mortgage rates declined towards 6%. Prepayment fears mounted quickly, and in fact speeds did increase dramatically in March. These later developments began to erode the strong performance of the sector triggered by the President’s announcement on January 8, 2026.

“The onset of war dramatically changed things.  The immediate reaction was for interest rates to increase, risk markets – particularly the stock market – sold off, and implied interest rate volatility increased dramatically.  Mortgage sector performance deteriorated quickly as well. Mortgage spreads widened and ended the quarter slightly wider than the end of 2025. Orchid generated a negative 1.3% economic return for the quarter as our book value decline, caused by the widening of mortgages, offset our dividend by $0.10 on a per share basis. Since quarter end, the sector has recovered as implied interest rate volatility has retraced nearly all of the increase triggered by the onset of war and mortgages have tightened, reversing approximately half the war-induced widening as well. A final observation on the impact of the war would be to point out that the market seems equally concerned with the impact of the war on growth, as inflation and longer maturity rates have remained near the levels that existed at the beginning of the war.  Conversely, shorter term rates remain elevated, and market pricing of future policy changes on the part of the Fed are at or near zero, resulting in a flatter rate curve. This leaves us with slightly lower return prospects in the mortgage market going forward, but returns are still quite attractive in a historical context. We feel comfortable with our slightly revised dividend rate and view current market conditions as still quite conducive to the performance of levered Agency RMBS investing.”

Details of First Quarter 2026 Results of Operations

The Company reported net loss of $(20.0) million for the three month period ended March 31, 2026, compared with a net income of $17.1 million for the three month period ended March 31, 2025. Interest income on the portfolio in the first quarter was up approximately $25.7 million from the fourth quarter of 2025. The yield on our average Agency RMBS increased from 5.57% in the fourth quarter of 2025 to 5.75% for the first quarter of 2026, and our repurchase agreement borrowing costs decreased from 4.14% for the fourth quarter of 2025 to 3.84% for the first quarter of 2026. Book value decreased by $0.46 per share in the first quarter of 2026. The decrease in book value reflects our net loss of $0.11 per share and the dividend distribution of $0.36 per share. The Company recorded net realized and unrealized losses of $69.6 million on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended March 31, 2026, Orchid received $404.7 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 14.7%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

Total
Three Months Ended	Portfolio (%)
March 31, 2026	14.7
December 31, 2025	15.7
September 30, 2025	10.1
June 30, 2025	10.1
March 31, 2025	7.8

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of March 31, 2026 and December 31, 2025:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
March 31, 2026
Fixed Rate RMBS	$11,326,089	99.9%	5.60%	339	1-Mar-56
Other	12,452	0.1%	3.35%	207	25-Jul-48
Total Mortgage Assets	$11,338,541	100.0%	5.58%	338	1-Mar-56
December 31, 2025
Fixed Rate RMBS	$10,615,570	99.9%	5.67%	341	1-Jan-56
Other	13,088	0.1%	3.25%	210	25-Jul-48
Total Mortgage Assets	$10,628,658	100.0%	5.64%	340	1-Jan-56

($ in thousands)
	March 31, 2026		December 31, 2025
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$5,900,504	52.0%	$5,675,461	53.4%
Freddie Mac	5,438,037	48.0%	4,953,197	46.6%
Total Portfolio	$11,338,541	100.0%	$10,628,658	100.0%

As of March 31, 2026, the Company's portfolio had an effective duration of 3.005, indicating that an interest rate increase of 1.0% would be expected to cause a 3.005% decrease in the value of the RMBS in the Company’s investment portfolio. As of December 31, 2025, the Company's portfolio had an effective duration of 2.513, indicating that an interest rate increase of 1.0% would be expected to cause a 2.513% decrease in the value of the RMBS in the Company’s investment portfolio.

Financing, Leverage and Liquidity

As of March 31, 2026, the Company had outstanding repurchase obligations of approximately $10.9 billion with a net weighted average borrowing rate of 3.79%. These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $11.3 billion and cash pledged to counterparties of approximately $82.6 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at March 31, 2026 was 7.8 to 1. At March 31, 2026, the Company’s liquidity was approximately $759.0 million consisting of cash and cash equivalents and unpledged securities. Below is a list of our outstanding borrowings under repurchase obligations at March 31, 2026.

($ in thousands)
			Weighted	Weighted
	Total		Average	Average
	Outstanding	% of	Borrowing	Maturity
Counterparty	Balances	Total	Rate	in Days
Wells Fargo Securities, LLC	$548,008	5.02%	3.79%	18
Citigroup Global Markets Inc	505,729	4.65%	3.78%	11
Marex Capital Markets Inc.	504,786	4.65%	3.76%	24
Hidden Road Partners Civ US LLC	501,964	4.62%	3.78%	51
ABN AMRO Bank N.V.	497,665	4.58%	3.77%	52
ASL Capital Markets Inc.	489,064	4.50%	3.80%	72
StoneX Financial Inc.	488,036	4.49%	3.79%	155
The Bank of Nova Scotia	482,071	4.44%	3.79%	20
South Street Securities, LLC	477,914	4.40%	3.83%	106
J.P. Morgan Securities LLC	470,564	4.33%	3.78%	24
RBC Capital Markets, LLC	454,708	4.19%	3.83%	97
DV Securities, LLC Repo	450,719	4.15%	3.78%	71
Cantor Fitzgerald & Co	445,482	4.10%	3.79%	26
Clear Street LLC	437,924	4.03%	3.79%	69
Daiwa Securities America Inc.	432,054	3.98%	3.79%	66
Banco Santander SA	428,017	3.94%	3.79%	38
Bank of Montreal	424,162	3.90%	3.80%	13
Goldman, Sachs & Co	412,584	3.80%	3.80%	25
Merrill Lynch, Pierce, Fenner & Smith	384,964	3.54%	3.81%	16
ING Financial Markets LLC	376,852	3.47%	3.80%	13
Mirae Asset Securities (USA) Inc.	332,010	3.06%	3.80%	37
Brean Capital, LLC	286,317	2.64%	3.79%	17
Mitsubishi UFJ Securities (USA), Inc.	246,498	2.27%	3.80%	22
MUFG Securities Canada, Ltd.	236,975	2.18%	3.78%	2
Nomura Securities International, Inc.	222,189	2.05%	3.79%	71
Mizuho Securities USA LLC	197,403	1.82%	3.78%	33
Natixis, New York Branch	97,612	0.90%	3.79%	27
Lucid Prime Fund, LLC	32,452	0.30%	3.79%	16
Total / Weighted Average	$10,864,723	100.00%	3.79%	46

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At March 31, 2026, such instruments were comprised of U.S. Treasury note (“T-Note”) and Secured Overnight Financing Rate ("SOFR") futures contracts, interest rate swap agreements and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note and SOFR futures contracts at March 31, 2026.

($ in thousands)
	March 31, 2026
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
U.S. Treasury Note Futures Contracts (Short Positions)(2)
June 2026 5-year T-Note futures (Jun 2026 - Jun 2031 Hedge Period)	$180,000	3.86%	3.93%	$520
June 2026 10-year T-Note futures (Jun 2026 - Jun 2036 Hedge Period)	53,000	3.85%	4.13%	977
June 2026 10-year Ultra futures (Jun 2026 - Jun 2036 Hedge Period)	60,000	4.09%	4.32%	1,223
SOFR Futures Contracts (Short Positions)
June 2026 3-Month SOFR futures (Mar 2026 - Jun 2026 Hedge Period)	$97,500	3.55%	3.68%	$123
September 2026 3-Month SOFR futures (Jun 2026 - Sep 2026 Hedge Period)	97,500	3.38%	3.67%	280
December 2026 3-Month SOFR futures (Sep 2026 - Dec 2026 Hedge Period)	97,500	3.27%	3.67%	386
March 2027 3-Month SOFR futures (Dec 2026 - Mar 2027 Hedge Period)	97,500	3.22%	3.64%	407
June 2027 3-Month SOFR futures (Mar 2027 - Jun 2027 Hedge Period)	97,500	3.21%	3.61%	397
ERIS SOFR Swap Futures Contracts (Short Positions)(3)
June 2026 5-Year Term, 3.75% fixed rate, (Jun 2026 - June 2031 Hedge Period)	$10,000	3.42%	3.63%	$88

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	5-Year T-Note futures contracts were valued at a price of $108.18 at March 31, 2026. The aggregate contract values of the short positions were $194.7 million at March 31, 2026. 10-Year T-Note futures contracts were valued at a price of $111.05 at March 31, 2026. The aggregate contract values of the short positions were $58.9 million at March 31, 2026. 10-Year Ultra futures contracts were valued at a price of $113.52 at March 31, 2026. The aggregate contract values of the short positions were $68.1 million at March 31, 2026.
(3)	ERIS swap futures are exchange traded futures that replicate the cash flows of an underlying swap position.

The table below presents information related to the Company’s interest rate swap positions at March 31, 2026.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$4,792,800	3.40%	3.68%	3.0
Expiration > 5 years	2,221,400	3.90%	3.68%	8.0
	$7,014,200	3.56%	3.68%	4.6

The following table summarizes our contracts to sell TBA securities as of March 31, 2026.

($ in thousands)
	Notional
	Amount			Net
	Long	Cost	Market	Carrying
	(Short)(1)	Basis(2)	Value(3)	Value(4)
March 31, 2026
15-Year TBA securities:
4.5%	$250,000	$248,506	$247,871	$(635)
30-Year TBA securities:
6.5%	(155,000)	(160,595)	(160,214)	381
	$95,000	$87,911	$87,657	$(254)

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023	1.800	81,127
2024	1.440	96,309
2025	1.440	190,930
2026 - YTD(1)	0.460	89,100
Totals	$69.790	$984,936

(1)

On April 15, 2026, the Company declared a dividend of $0.10 per share to be paid on May 28, 2026. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of March 31, 2026.

Book Value Per Share

The Company's book value per share at March 31, 2026 was $7.08. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At March 31, 2026, the Company's stockholders' equity was $1,391.8 million with 196,700,226 shares of common stock outstanding.

Stock Offerings

On June 11, 2024, we entered into an equity distribution agreement (the “June 2024 Equity Distribution Agreement”) with three sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of gross proceeds from the sales of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 30,513,253 shares under the June 2024 Equity Distribution Agreement for aggregate gross proceeds of approximately $250.0 million and net proceeds of approximately $245.8 million, after commissions and fees, prior to its termination in February 2025.

On February 24, 2025, we entered into an equity distribution agreement (the “February 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $350,000,000 of gross proceeds from the sales of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. On July 28, 2025, the February 2025 Equity Distribution Agreement was amended to increase the aggregate amount of gross proceeds from the sales of shares that may be offered by $150,000,000 to a total of $500,000,000. During the three months ended December 31, 2025, we issued a total of 3,472,759 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $24.9 million and net proceeds of approximately $24.5 million, after commissions and fees.  We issued a total of 59,492,504 shares under the February 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $445.1 million and net proceeds of approximately $438.0 million, after commissions and fees, prior to its termination in October 2025.

On October 27, 2025, we entered into an equity distribution agreement (the “October 2025 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $500,000,000 of gross proceeds from the sales of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. From inception through March 31, 2026, we issued a total of 44,824,644 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $332.7 million, and net proceeds of approximately $327.5 million, after commissions and fees. For the three months ended March 31, 2026, we issued a total of 14,558,681 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $109.5 million, and net proceeds of approximately $107.8 million, after commissions and fees. Subsequent to March 31, 2026, we issued a total of 4,000,000 shares under the October 2025 Equity Distribution Agreement for aggregate gross proceeds of approximately $28.2 million, and net proceeds of approximately $27.8 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through March 31, 2026, the Company repurchased a total of 6,257,826 shares at an aggregate cost of approximately $84.8 million, including commissions and fees, for a weighted average price of $13.55 per share. There were no shares repurchased during the three months ended March 31, 2026. The remaining authorization under the stock repurchase program as of April 24, 2026 was 2,719,137 shares.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, April 24, 2026, at 10:00 AM ET. Participants can register and receive dial-in information at https://register-conf.media-server.com/register/BI266e379979aa4520a3ba4758231f2955. A live audio webcast of the conference call can be accessed at https://edge.media-server.com/mmc/p/pp74w7ci or via the investor relations section of the Company's website at https://ir.orchidislandcapital.com. An audio archive of the webcast will be available for 30 days after the call.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio composition, positioning and repositioning, hedging levels, leverage ratio, dividends, investment and return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, capital raising, future opportunities and prospects of the Company, the stock repurchase program, geopolitical uncertainty and general economic conditions (including the effects of artificial intelligence, wars, tariffs, trade wars, inflation, the U.S. deficit, U.S. government shutdowns, and the strength of the U.S. dollar), are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley

Chairman and Chief Executive Officer

772-231-1400

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of March 31, 2026, and December 31, 2025, and the unaudited quarterly statements of operations for the three months ended March 31, 2026 and 2025. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	March 31, 2026	December 31, 2025
ASSETS:
Mortgage-backed securities, at fair value	$11,338,541	$10,628,658
U.S. Treasury securities, available-for-sale	155,095	135,133
Cash, cash equivalents and restricted cash	760,134	724,561
Accrued interest receivable	53,880	49,127
Derivative assets, at fair value	3,008	9,253
Reverse repurchase agreements	358,740	128,613
Receivable for investment securities and TBA transactions	597	-
Other assets	1,396	648
Total Assets	$12,671,391	$11,675,993

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$10,864,723	$10,115,466
Payable for investment securities and TBA transactions	-	1,519
Dividends payable	23,629	21,865
Derivative liabilities, at fair value	635	1,846
Accrued interest payable	28,458	31,397
Due to affiliates	1,788	1,661
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	359,202	128,724
Other liabilities	1,148	1,567
Total Liabilities	11,279,583	10,304,045
Total Stockholders' Equity	1,391,808	1,371,948
Total Liabilities and Stockholders' Equity	$12,671,391	$11,675,993
Common shares outstanding	196,700,226	181,985,900
Book value per share	$7.08	$7.54

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Three Months Ended March 31,
	2026	2025
Interest income	$157,838	$81,090
Interest expense	(100,775)	(61,377)
Net interest income	57,063	19,713
Losses (gains) on RMBS and derivative contracts	(69,621)	1,635
Net portfolio (loss) income	(12,558)	21,348
Expenses	7,397	4,226
Net (loss) income	$(19,955)	$17,122
Other comprehensive income	(279)	250
Comprehensive net	$(20,234)	$17,372

Basic and diluted net (loss) income per share	$(0.11)	$0.18
Weighted Average Shares Outstanding	189,259,574	95,174,719
Dividends Declared Per Common Share:	$0.36	$0.36

	Three Months Ended March 31,
Key Balance Sheet Metrics	2026	2025
Average RMBS(1)	$10,983,600	$5,995,702
Average repurchase agreements(1)	10,490,095	5,722,092
Average stockholders' equity(1)	1,381,878	762,190
Adjusted leverage ratio(2)	7.8:1	7.5:1
Economic leverage ratio(3)	7.9:1	7.8:1

Key Performance Metrics
Average yield on RMBS(4)	5.75%	5.41%
Average cost of funds(4)	3.84%	4.29%
Average economic cost of funds(5)	3.28%	2.83%
Average interest rate spread(6)	1.91%	1.12%
Average economic interest rate spread(7)	2.47%	2.58%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities, adjusted for net notional TBA positions and securities borrowed, by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.